Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Skillsoft Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	457(c)	73,848,674	(1)	$1.08	(2)(3)	$79,756,567.92	0.0001102	$8,789.17
	Equity	Warrants to purchase Class A common stock	457(g)	17,666,667		—	(4)	—	—	—
	Equity	Class A common stock, par value $0.0001 per share, underlying the warrants	457(c)	41,120,263	(1)(5)	$1.08	(2)(3)	$44,409,884.04	0.0001102	$4,893.97

	Total Offering Amounts							$124,166,451.96		$13,683.14
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$13,683.14

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable by the registrant with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $1.08, which is the average of the high and low prices of the shares of the common shares on December 19, 2022 on the New York Stock Exchange.

(3) The proposed maximum offering price per share of common stock will be determined from time to time in connection with, and at the time of, the sale by the holder of such common stock.

(4) In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the shares of common stock underlying the warrants, and no separate fee is payable for the warrants.

(5) Consists of the following: (i) 23,453,596 shares of our Class A common stock issuable upon the exercise of the Public Warrants (as defined herein); and (ii) 17,666,667 shares of our Class A common stock issuable upon the exercise of the Private Warrants (as defined herein).